                                                                    Exhibit 99.1

                      SPICE ENTERTAINMENT COMPANIES, INC.
                                and SUBSIDIARIES

                       Consolidated Financial Statements
                              for the years ended
                        December 31, 1998, 1997 and 1996

                         INDEX TO FINANCIAL STATEMENTS

                                                                       Page
                                                                     Number(s)
                                                                     ---------
Spice Entertainment Companies, Inc. and Subsidiaries

Report of Independent Certified Public Accountants..................    F-3

Consolidated Balance Sheets at December 31, 1998 and 1997...........    F-4

Consolidated Statements of Operations for the years ended December
 31, 1998, 1997 and 1996............................................    F-5

Consolidated Statement of Stockholders' Equity for the years ended
 December 31, 1998, 1997 and 1996...................................    F-6

Consolidated Statements of Cash Flows for the years ended December
 31, 1998, 1997 and 1996............................................ F-7--F-8

Notes to the Consolidated Financial Statements...................... F-9--F-26

                        REPORT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS

Board of Directors Spice Entertainment Companies, Inc.

   We have audited the accompanying consolidated balance sheets of Spice Entertainment Companies, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Spice Entertainment Companies, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          Grant Thornton LLP

New York, New York
March 15, 1999

              SPICE ENTERTAINMENT COMPANIES, INC. and SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                     December 31,  December 31,
                                                         1998          1997
                                                     ------------  ------------
                      ASSETS:
Current assets:
 Cash and cash equivalents.........................  $  2,178,000  $  2,810,000
 Accounts receivable, less allowance for doubtful
  accounts of $2,598,000 in 1998 and
  $2,601,000 in 1997...............................     6,274,000     4,336,000
 Income tax refunds receivable.....................        22,000        37,000
 Reimbursable merger costs.........................     1,479,000       100,000
 Prepaid expenses and other current assets.........     1,789,000       854,000
 Deferred subscription costs.......................        13,000       131,000
 Due from related parties and officers.............       344,000       365,000
                                                     ------------  ------------
   Total current assets............................    12,099,000     8,633,000
Property and equipment, net........................     4,508,000     6,602,000
Library of movies, net.............................     4,792,000     4,580,000
Cost in excess of net assets acquired, net of
 accumulated amortization of $3,321,000 in 1998 and
 $2,622,000 in 1997................................     9,605,000    10,246,000
Deferred refinancing costs.........................       127,000       380,000
Other assets.......................................       524,000       697,000
                                                     ------------  ------------
   Total assets....................................  $ 31,655,000  $ 31,138,000
                                                     ============  ============
       LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
 Current portion of obligations under capital
  leases...........................................  $    971,000  $    855,000
 Current portion of long-term debt.................    10,927,000     2,998,000
 Accounts payable..................................     2,819,000     1,928,000
 Accrued interest expenses payable.................       186,000       176,000
 Accrued legal and other settlement fees...........           --        928,000
 Accrued expenses and other current liabilities....     1,658,000     2,468,000
 Current portion of accrued restructuring costs....           --        700,000
 Deferred subscription revenue.....................       893,000       604,000
                                                     ------------  ------------
   Total current liabilities.......................    17,454,000    10,657,000
Obligations under capital leases...................        36,000       780,000
Long-term debt.....................................           --     10,452,000
Deferred compensation..............................       334,000       293,000
                                                     ------------  ------------
   Total liabilities...............................    17,824,000    22,182,000
                                                     ------------  ------------
Commitments and contingencies
Stockholders' equity
 Preferred stock, $.01 par value; authorized
  10,000,000 shares; 24,250 issued and outstanding
  at December 31, 1997 (Liquidation preference of
  $2,617,000)......................................           --            --
 Common stock, $.01 par value; authorized
  25,000,000 shares; 12,245,743 and 10,659,181
  shares issued and outstanding at December 31,
  1998 and 1997....................................       123,000       107,000
 Additional paid-in capital........................    29,282,000    25,362,000
 Unearned compensation.............................      (237,000)     (414,000)
 Accumulated deficit...............................   (16,409,000)  (17,088,000)
 Accumulated other comprehensive income............     1,072,000       989,000
                                                     ------------  ------------
   Total stockholders' equity......................    13,831,000     8,956,000
                                                     ------------  ------------
   Total liabilities and stockholders' equity......  $ 31,655,000  $ 31,138,000
                                                     ============  ============

  The accompanying notes are an integral part of these consolidated financial statements.

              SPICE ENTERTAINMENT COMPANIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                              Years Ended December 31,
                                         -------------------------------------
                                            1998         1997         1996
                                         -----------  -----------  -----------
Revenues:                                $32,125,000  $33,596,000  $33,213,000
                                         -----------  -----------  -----------
Expenses:
 Cost of goods sold....................          --           --        94,000
 Salaries, wages and benefits..........    7,667,000    7,786,000    7,592,000
 Producer royalties and library
  amortization.........................    2,292,000    2,748,000    5,481,000
 Satellite costs.......................    9,024,000    6,744,000    1,884,000
 Selling, general and administrative
  expenses.............................    6,694,000   10,240,000   11,354,000
 Depreciation of fixed assets and
  amortization of goodwill.............    2,826,000    3,654,000    7,499,000
 Write down related to Operation
  Facility.............................      632,000          --           --
                                         -----------  -----------  -----------
 Total operating expenses..............   29,135,000   31,172,000   33,904,000
                                         -----------  -----------  -----------
   Total income (loss) from
    operations.........................    2,990,000    2,424,000     (691,000)
Other (income) expense:
 Interest expense......................    2,280,000    3,609,000    6,418,000
 Minority interest.....................          --      (680,000)  (1,062,000)
 Gain from transponder lease
  amendment............................          --    (2,348,000)         --
 Gain on sale of majority interest of
  DSTV.................................          --      (352,000)         --
 Gain on Nethold settlement............          --      (740,000)         --
 Gain related to disposition of AGN....          --    (1,712,000)    (875,000)
                                         -----------  -----------  -----------
Income (loss) from continuing
 operations before provision for income
 taxes (benefit) and extraordinary
 gain..................................      710,000    4,647,000   (5,172,000)
Provision for income taxes (benefit)...     (104,000)     348,000      192,000
                                         -----------  -----------  -----------
   Income (loss) from continuing
    operations before extraordinary
    gain...............................      814,000    4,299,000   (5,364,000)
Discontinued operations, net of income
 taxes
 Income from discontinued operations of
 SEG...................................          --           --        35,000
 Loss on disposal of SEG...............          --           --    (2,571,000)
                                         -----------  -----------  -----------
   Loss from discontinued operations...          --           --    (2,536,000)
                                         -----------  -----------  -----------
Extraordinary gain on debt
 restructuring.........................          --       143,000          --
                                         -----------  -----------  -----------
Net income (loss)......................      814,000    4,442,000   (7,900,000)
Dividends on preferred stock...........      135,000      192,000          --
                                         -----------  -----------  -----------
Net income (loss) attributable to
 common stock..........................  $   679,000  $ 4,250,000  $(7,900,000)
                                         ===========  ===========  ===========
Income (Loss) per common share,
 Basic
 From continuing operations............  $      0.06  $      0.39  $     (0.48)
 Extraordinary item....................          --          0.01          --
 Discontinued operations...............          --           --         (0.22)
                                         -----------  -----------  -----------
   Income (loss) per common share......  $      0.06  $      0.40  $     (0.70)
                                         ===========  ===========  ===========
 Diluted
 From continuing operations............  $      0.06  $      0.35  $     (0.48)
 Extraordinary item....................          --          0.01          --
 Discontinued operations...............          --           --         (0.22)
                                         -----------  -----------  -----------
   Income (loss) per common share......  $      0.06  $      0.36  $     (0.70)
                                         ===========  ===========  ===========
Weighted average number of shares
 outstanding,
 Basic.................................   11,759,000   10,706,000   11,351,000
                                         ===========  ===========  ===========
 Diluted...............................   14,401,000   12,237,000   11,351,000
                                         ===========  ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

              SPICE ENTERTAINMENT COMPANIES, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                              Years Ended December 31, 1998, 1997 and 1996
                          -----------------------------------------------------------------------------------------
                                                                              Accumulated
                                    Additional                                   Other
                           Common     Paid-In      Unearned    Accumulated   Comprehensive  Stock in
                           Stock      Capital    Compensation    Deficit        Income      Treasury       Total
                          --------  -----------  ------------  ------------  ------------- -----------  -----------
Balance at January 1,
 1996...................  $114,000  $22,506,000  $(1,323,000)  $(13,438,000)  $  210,000   $       --   $ 8,069,000
Shares issued in
 connection with the
 exercise of employee
 options................                 27,000                                                              27,000
Pro rata share of
 Restricted Stock
 granted to executive
 officers...............                             178,000                                                178,000
Cancellation of
 Restricted Stock issued
 to an executive
 officer................    (1,000)    (379,000)     380,000                                                    --
Shareholders' loans.....                491,000                                                             491,000
Comprehensive Income:
 Net loss...............                                         (7,900,000)                             (7,900,000)
 Foreign currency
  translation
  adjustment............                                                       1,429,000                  1,429,000
                                                                                                        -----------
                                                                                                         (6,471,000)
                          --------  -----------  -----------   ------------   ----------   -----------  -----------
Balance at December 31,
 1996...................   113,000   22,645,000     (765,000)   (21,338,000)   1,639,000           --     2,294,000
Issuance of Preferred
 Stock and warrants in
 connection with the
 debt restructuring.....              3,528,000                                                           3,528,000
Issuance of warrants in
 connection with a
 consulting agreement...                450,000                                                             450,000
Shares issued in
 connection with the
 exercise of employee
 options................     1,000      129,000                                                             130,000
Pro rata share of
 Restricted Stock
 granted to executive
 officers...............                             205,000                                                205,000
Cancellation of
 Restricted Stock issued
 to an executive
 officer................               (259,000)     146,000                                               (113,000)
Treasury stock acquired
 in connection with the
 sale of SEG............                                                                    (1,138,000)  (1,138,000)
Retirement of treasury
 stock..................    (7,000)  (1,131,000)                                             1,138,000          --
Dividend................                                           (192,000)                               (192,000)
Comprehensive Income:
 Net income.............                                          4,442,000                               4,442,000
 Foreign currency
  translation
  adjustment............                                                        (650,000)                  (650,000)
                                                                                                        -----------
                                                                                                          3,792,000
                          --------  -----------  -----------   ------------   ----------   -----------  -----------
Balance at December 31,
 1997...................   107,000   25,362,000     (414,000)   (17,088,000)     989,000           --     8,956,000
Shares issued in
 connection with the
 exercise of employee
 options & warrants.....    11,000    3,598,000                                                           3,609,000
Conversion of preferred
 stock..................     5,000      322,000                                                             327,000
Pro rata share of
 Restricted Stock
 granted to executive
 officers...............                             177,000                                                177,000
Dividend................                                           (135,000)                               (135,000)
Comprehensive Income:
 Net income.............                                            814,000                                 814,000
 Foreign currency
  translation
  adjustment............                                                          83,000                     83,000
                                                                                                        -----------
                                                                                                            897,000
                          --------  -----------  -----------   ------------   ----------   -----------  -----------
Balance at December 31,
 1998...................  $123,000  $29,282,000  $  (237,000)  $(16,409,000)  $1,072,000   $       --   $13,831,000
                          ========  ===========  ===========   ============   ==========   ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

              SPICE ENTERTAINMENT COMPANIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               Years Ended December 31,
                                          -------------------------------------
                                             1998         1997         1996
                                          -----------  -----------  -----------
Cash flows from operating activities:
 Net income (loss)......................  $   814,000  $ 4,442,000  $(7,900,000)
                                          -----------  -----------  -----------
 Adjustments to reconcile net income
  (loss) to net cash provided by
  operating activities:
 Loss from discontinued operations......          --           --     2,536,000
 Provision for investment in American
  Gaming Network........................          --           --      (775,000)
 Depreciation and amortization of fixed
  assets................................    2,126,000    2,963,000    6,834,000
 Writedown of Operations Center
  Facility..............................      632,000          --           --
 Gain on sale of property and
  equipment.............................          --           --       (47,000)
 Gain on transponder lease amendment....          --    (2,348,000)         --
 Extraordinary gain on debt
  restructuring.........................          --      (143,000)         --
 Gain on sale of majority interest of
  DSTV..................................          --      (352,000)         --
 Amortization of goodwill and other
  intangibles...........................      699,000      691,000      661,000
 Amortization of films and CD-ROM cost..          --           --       400,000
 Amortization of library of movies......    2,292,000    2,311,000    1,638,000
 Provision for bad debts................       (3,000)     865,000      558,000
 Amendment fees charged to Darla loan...          --       150,000          --
 Decrease in income tax (benefit)
  provision, net........................          --           --       467,000
 Amortization of debt discounts and
  deferred financing costs..............      253,000      243,000          --
 Compensation satisfied through the
  issuance of common stock..............      177,000      205,000      178,000
 Cancellation of restricted stock
  granted to an executive officer.......          --      (113,000)         --
 Consulting expense satisfied through
  the issuance of warrants..............          --       450,000          --
 Deferred compensation expense..........       41,000       24,000       71,000
 Minority interest......................          --      (680,000)  (1,062,000)
 Other, net.............................          --           --       111,000
 Changes in assets and liabilities:
 (Increase) decrease in accounts
  receivable............................   (1,935,000)    (301,000)   2,164,000
 Decrease (increase) in tax refunds
  receivable............................       15,000       (9,000)         --
 (Increase) decrease in prepaid expenses
  and other current assets..............     (835,000)      43,000      517,000
 Decrease in deferred subscription
  costs.................................      118,000        1,000      379,000
 Decrease (increase) in other assets....      172,000       (6,000)      (4,000)
 Decrease in royalties payable..........          --    (2,322,000)    (289,000)
 Payments of restructuring costs........     (700,000)    (820,000)  (2,135,000)
 Increase (decrease) in deferred
  subscription revenue..................      289,000     (517,000)  (1,216,000)
 (Decrease) increase in accounts payable
  and accrued expenses..................     (578,000)     725,000      (95,000)
                                          -----------  -----------  -----------
  Total adjustments.....................    2,763,000    1,060,000   10,891,000
                                          -----------  -----------  -----------
 Net cash provided by operating
  activities from continuing
  operations............................    3,577,000    5,502,000    2,991,000
 Net cash provided by operating
  activities from discontinued
  operations............................          --           --       932,000
                                          -----------  -----------  -----------
 Net cash provided by operating
  activities............................    3,577,000    5,502,000    3,923,000
                                          -----------  -----------  -----------
Cash flows from investing activities:
 Purchase of property and equipment.....     (705,000)    (848,000)  (1,094,000)
 Increase in reimbursable merger cost...   (1,479,000)    (100,000)         --
 Proceeds from sale of property and
  equipment.............................          --           --       135,000
 Proceeds from the sale of TeleSelect...          --           --     3,177,000
 DSTV cash balance on date of sale of
  majority interest.....................          --      (227,000)         --
 Purchase of rights to libraries of
  movies................................   (2,504,000)  (2,624,000)  (2,444,000)
                                          -----------  -----------  -----------
 Net cash used in investing activities
  from continuing operations............   (4,688,000)  (3,799,000)    (226,000)
 Net cash used in investing activities
  from discontinued operations..........          --           --      (473,000)
                                          -----------  -----------  -----------
 Net cash used in investing activities..   (4,688,000)  (3,799,000)    (699,000)
                                          -----------  -----------  -----------

  The accompanying notes are an integral part of these consolidated financial statements.

              SPICE ENTERTAINMENT COMPANIES, INC. AND SUBSIDIARIES

                                               Years Ended December 31,
                                         --------------------------------------
                                            1998          1997         1996
                                         -----------  ------------  -----------
Cash flows from financing activities:
 Proceeds from issuance of common stock
  and detachable warrants..............  $ 3,609,000  $    130,000  $    27,000
 Proceeds from borrowing of long-term
  debt, credit line and capital lease
  obligations..........................          --      1,015,000    1,377,000
 Decrease (increase) in loans
  receivable from related parties......       21,000       (48,000)     523,000
 Repayment of long-term debt and
  capital leases obligations...........   (3,151,000)   (3,060,000)  (4,321,000)
 Deferred refinancing costs............          --       (623,000)         --
 Proceeds from capital contribution of
  a third party........................          --      1,030,000    1,000,000
                                         -----------  ------------  -----------
 Net cash provided by (used in)
  financing activities from continuing
  operations...........................      479,000    (1,556,000)  (1,394,000)
 Net cash used in financing activities
  from discontinued operations.........          --            --      (459,000)
                                         -----------  ------------  -----------
 Net cash provided by (used in)
  financing activities.................      479,000    (1,556,000)  (1,853,000)
                                         -----------  ------------  -----------
 Net (decrease) increase in cash and
  cash equivalents.....................     (632,000)      147,000    1,371,000
 Cash and cash equivalents, beginning
  of the year..........................    2,810,000     2,663,000    1,292,000
                                         -----------  ------------  -----------
 Cash and cash equivalents, end of the
  year.................................  $ 2,178,000  $  2,810,000  $ 2,663,000
                                         ===========  ============  ===========
Supplemental disclosure of cash flow
 information:
 Cash paid during the year for:
 Interest..............................  $ 1,618,000  $  2,902,000  $ 5,718,000
                                         ===========  ============  ===========
 Income taxes..........................  $    39,000  $     13,000  $     3,000
                                         ===========  ============  ===========
Supplemental schedule of non-cash
 investing and financing activities:
 Capital lease obligations.............  $       --   $(52,342,000) $ 1,163,000
 Issuance (cancellation) of common
  shares to senior management..........          --       (258,000)    (380,000)
 Issuance of preferred stock and
  warrants in connection with the debt
  restructuring........................          --      3,528,000          --
 Conversion of preferred stock.........      327,000           --           --
 Preferred stock dividends.............     (135,000)     (192,000)         --
 Foreign currency translation
  adjustment...........................       83,000      (650,000)   1,429,000
 Net assets distributed and treasury
  stock acquired with the disposal of
  SEG..................................          --      1,138,000          --
 Other assets acquired and liabilities
  settled with a charge to the credit
  line.................................          --       (682,000)         --
 Net assets transferred with the sale
  of the majority interest of DSTV.....          --        352,000          --

  The accompanying notes are an integral part of these consolidated financial statements.

              SPICE ENTERTAINMENT COMPANIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

1. Organization.

   Spice Entertainment Companies, Inc. and its subsidiaries (collectively "Spice" or the "Company") is a leading international provider of adult television entertainment. On March 15, 1999, the Company merged (the "Merger") into a wholly owned subsidiary of Playboy Enterprises, Inc. ("PEI") under the terms of an Agreement and Plan of Merger, dated as of May 29, 1998, as amended (the "Merger Agreement"). As a result of the Merger, the Company became a wholly owned subsidiary of PEI. Prior to and in connection with the Merger, the Company contributed certain assets to its wholly owned subsidiary, Directrix, Inc., a Delaware corporation ("Directrix"). Simultaneous with the Merger, the Company distributed the stock of Directrix to the Spice stockholders as part of the Merger consideration. See Note 2.

   Formed in 1987, the Company operates through four operating units: Spice Networks--domestic adult pay-per-view networks; Spice International-- international adult networks and programming; Spice Direct--direct to the consumer products and services; and Spice Productions--adult film production and licensing.

   Spice Networks operates three domestic adult pay-per-view television networks, Spice, the Adam & Eve Channel and Spice Hot (which was launched in October 1997) ("Spice Networks"). The Spice Networks were available to approximately 23 million and 18 million addressable channel households on December 31, 1998 and 1997, respectively. In addition, Spice and Spice Hot are distributed by DirecTV to its direct to home digital direct broadcast satellite system ("DBS") subscribers, reaching 3.9 million and 3.2 million subscribers on December 31, 1998 and 1997, respectively.

   Spice International is responsible for distributing the Company's adult television networks and programming outside of the United States. In Europe, the Company operates and distributes The Adult Channel, originated from the United Kingdom. The Adult Channel is distributed in the United Kingdom and European cable and the direct to home ("DTH") markets. The Company operates The Home Video Channel ("HVC"), a subscription movie service distributed with The Adult Channel in the United Kingdom cable market. The Company also distributes the Spice and Spice Hot networks in Latin America and distributes Spice programming in Japan.

   Spice Direct is responsible for marketing the Company's products and services directly to consumers. The Company, through agreements with third parties, provides audiotext services promoted on the Spice Networks. Spice Direct is also responsible for the productive utilization of the Company's transponder capacity and provides network playback and programming services to third parties. Spice Direct also operates Cyberspice, an adult Internet website.

   Spice Productions jointly produces and licenses adult films from the leading producers of adult films both in this country and abroad. Spice Productions produced a total of 13 adult films in 1997 and 1998. After execution of the Merger Agreement, Spice Productions ceased production of new adult films. The Company owns one of the world's largest adult film libraries which the Company exhibits on the Spice Networks and The Adult Channel, and which the Company licenses to third parties.

   In 1998, 1997 and 1996, approximately 55%, 56% and 68% of total revenue was from cable markets, approximately 22%, 14% and 19% of total revenue was from the DBS and DTH markets, approximately 12%, 15% and 2% of total revenue was from the sale of excess transponder capacity and other related services, and a majority of the remaining 11%, 15% and 11% of total revenue was from audiotext services and other worldwide programming distribution. Substantially all of the cable, DBS and DTH revenue was from the United States and the United Kingdom.

   During 1996 and 1997, the Company discontinued or phased out certain business units and activities as a result of the Company's restructuring plan developed in 1995 (Notes 2 and 4).

              SPICE ENTERTAINMENT COMPANIES, INC. AND SUBSIDIARIES

                        December 31, 1998, 1997 and 1996


2. Acquisitions, Joint Ventures and Divestitures.

   Playboy Enterprises Merger. As described briefly in Note 1 above, the Company merged into a wholly owned subsidiary of PEI on March 15, 1999 (the "Closing Date"), under the terms of the Merger Agreement. Under the terms of the Merger Agreement, for each share of the Company's Common Stock ("Common Stock"), Company stockholders received from PEI:

  . $3.60 in cash; and

  . 0.1133 shares of Playboy Class B Stock.

   Under the Merger Agreement and related agreements, the Company transferred certain of its assets to Directrix, including the Company's digital operations center for video and Internet broadcasts, certain rights to a library of adult films, the Company's option to acquire the outstanding stock or assets of Emerald Media, Inc. ("EMI"), and approximately $0.8 million in cash and accounts receivable. On the Closing Date, the Company distributed to its stockholders as part of the Merger consideration, 0.125 shares of Directrix common stock for each share of Common Stock. The Company also received 173,784 shares of Playboy Class B Common Stock in consideration of an approximately $4.5 million promissory note and contributed these shares to Directrix.

   On the Closing Date, the Company sold the assets comprising the Spice Hot network business to Califa Entertainment Group, Inc., a California corporation ("Califa"), in exchange for $500,000 in cash in two installments in 1999 and a $10 million promissory note due on the seventh anniversary of the Closing Date. Califa also agreed to pay the Company $13.3 million over a period of 10 years in consideration of the Company's agreement to be bound by certain non-competition covenants during that period.

   Playboy Entertainment Group, Inc. ("PEGI") entered into a two year services agreement with Directrix under which Directrix will provide playback and uplink services for two television networks. Califa entered into a similar services agreement with Directrix for a single network. Under the two agreements, PEGI is expected to pay approximately $0.6 million to Directrix in each of the years ended December 31, 1999 and 2000.

   Spector Entertainment Group. On August 31, 1995, the Company acquired Spector Entertainment Group, Inc. ("SEG"), in exchange for 700,000 shares of the Company's Common Stock. On February 7, 1997, the Company split off SEG to its former shareholders in exchange for the 700,000 shares of the Company's Common Stock that they previously received in the acquisition. SEG is accounted for as a discontinued operation in the accompanying consolidated financial statements (Note 4).

   Adam & Eve Communications, Inc. On April 13, 1995, the Company acquired Adam & Eve Communications, Inc. ("AEC") in exchange for 820,000 shares of Common Stock. At the time, AEC owned and operated the Adam & Eve Channel, the third largest adult pay-per-view network in the United States, available in approximately 5.0 million addressable households.

   CVS Partners. On March 6, 1996, the Company contributed the Cable Video Store Network ("CVS"), a domestic pay-per-view hit movie service, which the Company had operated since 1989, to a newly formed partnership, CVS Partners ("CVSP"). The other partner was Wiltech Cable Television Services, Inc. ("WCTV"), a subsidiary of The Williams Companies, Inc. The CVS network was available via satellite until March 31, 1997, when satellite delivery was terminated.

   On June 3, 1997, the parties executed an agreement to dissolve the partnership. Under the terms of the dissolution agreement, WCTV paid the Company $580,000, for transponder services, and contributed an additional $1,030,000 to the partnership to wind down its affairs.

              SPICE ENTERTAINMENT COMPANIES, INC. AND SUBSIDIARIES

                        December 31, 1998, 1997 and 1996

   CPV Productions, Inc. On May 27, 1994, the Company acquired all of the outstanding common stock of CPV Productions, Inc. ("CPV") and its wholly-owned subsidiary, Magic Hour Productions, Inc. ("MH") (which created, produced and distributed movies and television programming), in exchange for 845,000 shares of Common Stock. At the beginning of 1996, the Company had suspended production of movies due to a shortage of capital requirements but had continued to license and distribute the related film library. At the end of 1996, the Company determined to shutdown the operations of CPV and in 1997 sold a portion of the rights to the film library to the former owners of CPV for $170,000.

   American Gaming Network, J.V. Under a Joint Venture Agreement dated June 28, 1995, the Company formed American Gaming Network, J.V. ("AGN") with TV Games, Inc. ("TVG"), a wholly-owned subsidiary of Multimedia Games, Inc. ("MGAM"), to jointly develop and promote high stakes proxy play Class II tribal bingo games. The Company contributed approximately $1.4 million of intellectual property and working capital to AGN's capital. The Company had acquired the intellectual property from MGAM for cash and notes. In related transactions, the Company acquired for cash and notes 275,000 shares of MGAM's outstanding stock and a warrant to acquire an additional 175,000 shares at an exercise price of $3.50 per share (the "MGAM Warrant"). The parties were unable to agree on a business plan or a strategy for the continued operation of AGN.

   Under a Purchase Agreement dated June 28, 1996, the parties reached a settlement with the Company giving up its interest in AGN and the 275,000 shares of MGAM stock in exchange for (i) the cancellation of an aggregate of $775,000 of liabilities owed to MGAM and TVG, (ii) $100,000 under a note which was paid in 1996, and (iii) $400,000 due under a note due in three years. The Company retained the MGAM Warrant and the parties released each other. Due to the likelihood that the parties would not proceed with AGN and as part of the Company's restructuring at December 31, 1995, the Company wrote off its investment in AGN and the MGAM stock. As a result of the foregoing transaction, the Company recognized a non-recurring gain of $875,000 in the second quarter of 1996.

   The MGAM stock price increased significantly in 1997. In September 1997, the Company exercised the MGAM Warrant and sold the 175,000 shares of MGAM stock it received on exercise of the MGAM Warrant. The Company realized a gain on the sale of approximately $1.3 million.

   In December 1997, the Company realized a gain of $396,000 as a result of AGN's election to pay the discounted value of the note receivable. The Company had deferred the gain because collection of the note was less than probable at the time of the June 1996 settlement.

   Danish Satellite TV. In February 1995, the Company formed Danish Satellite TV a/s ("DSTV"), a wholly owned subsidiary of HVC, and launched EUROTICA. EUROTICA is a subscription network based in Denmark, which features explicit adult movies. EUROTICA is distributed to the European DTH and cable markets.

   Effective July 31, 1997, the Company sold 51% of its interest in DSTV to Multimedia General Entertainment S.A. ("MGE"). As part of this transaction, DSTV licensed the DTH distribution of EUROTICA to Rendezvous Television International SA (Luxembourg) ("RTV") and entered into a Facilities Agreement with RTV to provide broadcast services to RTV. RTV also entered into two licensing agreements with the Company -- one for an existing library of adult films and the other under which RTV agreed to license adult films from the Company in the future. As a result of these transactions, the Company realized a gain of $352,000, comprised of $45,000 in cash and the remainder as a result of changing DSTV to the equity method of accounting.

              SPICE ENTERTAINMENT COMPANIES, INC. AND SUBSIDIARIES

                        December 31, 1998, 1997 and 1996

   TeleSelect B.V. The Company, Philips Media B.V. ("Philips") and Royal PTT Netherlands NV ("KPN") established TeleSelect B.V., a Netherlands joint venture ("TeleSelect"), to create joint ventures with European cable operators to enable them to provide conditional access services such as pay-per-view, near video on demand and electronic retailing to their subscribers. On April 3, 1996, the Company received $3.2 million of proceeds from the sale of its TeleSelect interest, of which $1 million was utilized to pay down long-term debt and the remaining funds were utilized to pay trade payables.

3. Summary of Significant Accounting Policies.

   Consolidation. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and majority-owned partnership. All significant intercompany transactions have been eliminated.

   Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Fair Value of Financial Instruments. The carrying amounts for cash and cash equivalents, accounts receivable, royalties payable, accounts payable, accrued expenses and current portion of long term debt and capitalized lease obligation approximate fair value because of the short term maturity of these items.

   Cash and Cash Equivalents. The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

   Concentration of Credit Risk. The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and trade receivables. The Company's cash is deposited in major banks and the Company's trade receivables are primarily with large domestic publicly traded corporations with substantial assets thereby limiting the Company's credit risk. At December 31, 1998 and 1997, the Company had trade receivables with two large system operators which approximated 30% and 15%, respectively, of the total trade receivables. In addition the Company had a net trade receivable with EMI, which represented 12% and 17% of the net trade receivables at December 31, 1998 and 1997, respectively.

   For the years ended December 31, 1998, 1997 and 1996, the Company derived approximately 56%, 54% and 40%, respectively, of its revenues from five multiple systems operators, DirectTV and EMI. The loss of one or more of these customers could have a material adverse impact on the Company's results of operations. The 1998, 1997 and 1996 revenue from EMI represents approximately 12%, 14% and 1% of the total revenue for each respective year.

   Valuation of Long-Lived Assets. The Company continually reviews long-lived assets and certain identifiable intangibles held and used for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has determined that no provision is necessary for the impairment of long-lived assets at December 31, 1998.

   Cost in Excess of Net Assets Acquired (Goodwill). This represents the cost over the fair value of net assets acquired in business combinations accounted for as a purchase. This asset is being amortized on a straightline basis over a period of 20 years.

              SPICE ENTERTAINMENT COMPANIES, INC. AND SUBSIDIARIES

                        December 31, 1998, 1997 and 1996

   Property and Equipment. Property and equipment, including major capital improvements, are recorded at cost net of accumulated depreciation. The cost of maintenance and repairs is charged against results of operations as incurred. Depreciation is charged against results of operations using the straight-line method over the estimated useful lives of the related assets. Equipment leased under capital leases and leasehold improvements are amortized over the shorter of the estimated useful life or the lease term. Sales and retirements of depreciable property and equipment are recorded by removing the related cost and accumulated depreciation from the accounts. Gains or losses on sales and retirements of property and equipment are reflected in results of operations.

   Revenue Recognition. Pay-per-view revenues are recognized in the periods in which the films or events are aired by the cable systems which have license agreements with the Company.

   Revenue from the sale of transponder, playback and other related services, with the exception of revenue from EMI, is recognized in the period in which the service is performed. In 1998, as a result of the uncertainty surrounding EMI's ability to make timely payments, the Company started recording revenues from EMI upon receipt.

   Subscription revenues are deferred and amortized over the life of the subscription. At December 31, 1998 and 1997, deferred subscription revenues were $893,000 and $604,000, respectively.

   Deferred subscription costs of $13,000 and $131,000 at December 31, 1998 and 1997, respectively, are deferred and amortized over the life of the subscription.

   CPV (which terminated operations at the end of 1996) recognized revenues in accordance with Statement of Financial Accounting Standards No. 53, "Financial Reporting by Producers and Distributors of Motion Picture Films". Revenue is recognized when film rights are distributed.

   Producer Royalties. The Company, through its CVS network, which terminated in the second quarter of 1997, had entered into contractual agreements with producers or film makers in order to obtain the rights to license films. The producer agreements required that producer royalties be paid a percentage of the revenues. The producer royalties were recorded in the period in which the film or event was exhibited.

   Amortization of Library of Movies. The Company capitalizes the acquisition costs for the rights to movie titles purchased or licensed. The acquisition costs are amortized on a straight-line basis over the shorter of the useful life or the license period, ranging from one to five years.

   Minority Interest. The Company owns a minority interest in DSTV resulting from the sale of a majority interest in July 1997 (Note 2). Since July 1997, the Company has carried its minority interest in DSTV at zero in the consolidated balance sheet because of the uncertainty of realizing any profits from its investment.

   Income (Loss) per Share. The Company calculated income (loss) per share in accordance with the provisions of Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings Per Share." Basic earnings per share exclude dilution and are computed by dividing income attributable to common shareholders by the weighted-average common shares outstanding for the period. Diluted earnings per share reflect the weighted-average common shares outstanding plus the potential dilutive effect of securities or contracts which are convertible to common shares, such as options, warrants, and convertible preferred stock.

              SPICE ENTERTAINMENT COMPANIES, INC. AND SUBSIDIARIES

                        December 31, 1998, 1997 and 1996


   The following table represents the required disclosure of the reconciliation of the numerators and denominators of the basic and diluted EPS compilations:

                         For the Year Ended December 31,  For the Year Ended December 31,
                                       1998                             1997
                         -------------------------------- --------------------------------
                                                    Per-                             Per-
                           Income       Shares     Share    Income       Shares     Share
                         (Numerator) (Denominator) Amount (Numerator) (Denominator) Amount
                         ----------- ------------- ------ ----------- ------------- ------
Income (loss) before
 extraordinary gain.....  $814,000                        $4,299,000
Less: Preferred stock
 dividends..............   135,000                           192,000
                          --------                        ----------
Basic EPS
Income before
 extraordinary gain
 attributable to common
 Stockholders...........   679,000    11,759,000   $0.06   4,107,000   10,706,000   $0.39
                                                   =====                            =====
Effect of Dilutive
 Securities
Securities assumed
 converted
Options.................       --      3,457,000                 --     2,125,000
Warrants................       --      1,052,000                 --       755,000
Preferred stock.........   135,000       325,000             192,000      863,000
Less securities assumed
 repurchased............       --      2,192,000                 --    (2,212,000)
                          --------    ----------          ----------   ----------
Diluted EPS
Income before
 extraordinary gain
 attributable to common
 stockholders and
 assumed conversions....  $814,000    14,401,000   $0.06  $4,299,000   12,237,000   $0.35
                          ========    ==========   =====  ==========   ==========   =====

   At December 31, 1998, 31,000 options to purchase shares of Common Stock were outstanding but excluded from the computation of diluted EPS because they would have had an antidilutive effect. At December 31, 1997, 2,166,126 options and 220,000 warrants were excluded for the same reason. At December 31, 1996, all options and warrants outstanding were excluded for the computation of diluted EPS because they would have had an antidilutive effect. As a result, the 1996 basic and diluted EPS were the same.

   Foreign Currency Translation. Assets and liabilities in foreign currencies are translated into United States dollars at the exchange rate existing at the balance sheet date. Revenues and expenses are translated at average rates for the period. The net exchange difference resulting from these translations is recorded as accumulated other comprehensive income of stockholders' equity. The excess cost over the Company's share in the net book value in the foreign investee has been considered as a foreign currency denominated asset in applying Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation".

   Income Tax. The Company uses the liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under this method, deferred income taxes, when required, are provided on the basis of the difference between the financial reporting and income tax bases of assets and liabilities at the statutory rates enacted for future periods.

   Comprehensive Income. In 1998, the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. An example of an item to be included in comprehensive income, which is excluded from net income includes foreign currency translation adjustments. Accumulated other comprehensive income, as presented on the accompanying consolidated balance sheets, consists of the cumulative translation adjustment.

              SPICE ENTERTAINMENT COMPANIES, INC. AND SUBSIDIARIES

                        December 31, 1998, 1997 and 1996


   New Accounting Pronouncement. In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not expect that the adoption of SFAS No. 133 will have any impact on the Company's results of operations.

4. Discontinued Operations and Activities.

   As part of the Company's restructuring efforts, the Company determined during the fourth quarter of 1996 that it would dispose of or sell certain non-strategic operating units. In November 1996, the Board of Directors approved a plan to split off SEG (which provides satellite simulcasting and television production services to the pari-mutuel industry) to the former stockholders of that wholly-owned subsidiary in exchange for the 700,000 shares of Common Stock they received in the original merger between SEG and the Company. The Company completed the split off SEG on February 7, 1997.

   The results of operations for SEG were classified as discontinued operations in the Consolidated Statement of Operations for the year ended December 31, 1996. The revenues of SEG for 1996 were $7,885,000. Included in the loss of disposal on SEG recorded in 1996 was $403,000 of operating losses subsequent to the measurement date.

   In addition, the Company terminated the operations of CPV Productions, Inc. at the end of 1996. The Company had suspended production of movies at the beginning of 1996 due to a shortage of capital but continued to license and distribute its existing film library in 1997.

   Consistent with the plan developed in 1996 to focus on the Company's core businesses, the Company continued to evaluate non-strategic operating units in 1997. This resulted in the termination of the CVS network and the subsequent dissolving of the CVS partnership. In addition, the Company sold a majority interest of DSTV in 1997.

5. Property and Equipment.

   Property and equipment consist of the following:

                                                            December 31,
                                                       -----------------------
                                      Useful Lives in
                                           Years          1998        1997
                                      ---------------- ----------- -----------
   Equipment.........................        5         $ 9,019,000 $ 8,538,000
   Furniture and fixtures............        7             493,000     491,000
   Leasehold improvements............ Life of lease or   2,531,000   2,515,000
                                          shorter
                                                       ----------- -----------
                                                        12,043,000  11,544,000
   Less accumulated depreciation and
    amortization.....................                    7,535,000   4,942,000
                                                       ----------- -----------
                                                       $ 4,508,000 $ 6,602,000
                                                       =========== ===========

   During the fourth quarter of 1998, the Company enacted a plan to relocate its operations facility to Northvale, New Jersey. As a result of the decision to relocate, the Company recorded a non-recurring charge of $632,000 relating to writedown of leasehold improvements and accrued rent associated with the operations facility.

              SPICE ENTERTAINMENT COMPANIES, INC. AND SUBSIDIARIES

                        December 31, 1998, 1997 and 1996


   Certain of the aforementioned equipment having a net book value of $1.5 million and $2.2 million at December 31, 1998 and 1997, respectively, is held as collateral for the equipment loans and capital leases.

6. Long-Term Debt.

   Long-term debt consists of the following:

                                                             December 31,
                                                        -----------------------
                                                           1998        1997
                                                        ----------- -----------
   Darla term loan..................................... $10,447,000 $11,011,000
   Darla revolving credit line.........................         --    1,974,000
   PNC term loan.......................................     480,000     440,000
   10% note payable....................................         --       25,000
                                                        ----------- -----------
                                                         10,927,000  13,450,000
   Less current portion................................  10,927,000   2,998,000
                                                        ----------- -----------
   Long-term portion................................... $       --  $10,452,000
                                                        =========== ===========

   On January 15, 1997, the Company refinanced its credit facility from PNC, N.A. ("PNC"), with a term loan and a revolving credit loan (collectively, the "Credit Facility") from Darla L.L.C. ("Darla") under the terms of an Amended and Restated Loan and Security Agreement (as amended, the "Loan Agreement"). The Loan Agreement provides a term loan of $10.5 million, of which $9.6 million was used to satisfy the cash portion of the PNC credit facility and $0.9 million was used to finance loan acquisition fees. The term loan is scheduled to mature on July 15, 1999. The loans bear interest at 5% over the Citibank prime rate but not less than 13%. Additionally, the Credit Facility included a revolving line of credit totaling $3.5 million of which approximately $1.9 million had been drawn down as of December 31, 1997. The revolving line of credit had an outstanding balance of $750,000 on the Closing Date.

   PNC settled the outstanding balance of its credit facility, totaling $14.6 million, for $9.6 million in cash, a new $400,000 term loan ("PNC Term Loan") and 597,000 warrants exercisable at $2.06 per share. The PNC Term Loan canceled the 100,000 warrants previously issued to PNC, which had an exercise price of $3.88 per share. The new PNC Term Loan entered into on January 15, 1997, had a principal balance of $400,000, accumulated interest at 10% and matured on January 15, 1999. At December 31, 1998 and 1997, the principal and accrued interest had a balance of $480,000 and $440,000, respectively. The Company paid off the PNC term loan on January 16, 1999.

   The Loan Agreement contains various financial covenants including minimum levels of revenues and adjusted EBITDA for each quarter during the term of the Credit Facility. The Company did not meet the revenue and EBITDA covenants for the three months ended September 30, 1998. Darla agreed to waive the covenant violations for the third quarter of 1998 under a Waiver Agreement dated November 16, 1998. On December 15, 1998, Darla and the Company executed an amendment to the Loan Agreement which revised the revenue and adjusted EBITDA covenants for the balance of the term.

   As required under the Merger Agreement, the Credit Facility was fully satisfied on the Closing Date.

   Under the Loan Agreement, the Company issued 24,250 shares of Convertible Series A Preferred Stock (the "Darla Preferred") with a liquidation value of $2,425,000. On August 20, 1998, the Company elected to convert the 27,515 outstanding shares of Darla Preferred with a liquidation value of $2,751,500 into 513,905 shares of Common Stock at a conversion rate of $5.3541 per share of Common Stock. See Note 8.

              SPICE ENTERTAINMENT COMPANIES, INC. AND SUBSIDIARIES

                        December 31, 1998, 1997 and 1996


7. Obligation Under Capital Leases.

   Minimum annual rentals under capital leases, in the aggregate, are as follows:

   Years Ending December 31,
   -------------------------
   1999............................................................. $1,055,000
   2000.............................................................     37,000
                                                                     ----------
   Net minimum lease payments.......................................  1,092,000
   Less amount representing interest................................     85,000
                                                                     ----------
   Present value of minimum lease obligations.......................  1,007,000
   Current portion of lease obligations.............................    971,000
                                                                     ----------
   Long-term portion of lease obligations........................... $   36,000
                                                                     ==========

   (a) In 1995, the Company entered into a financing agreement, accounted for as a capital lease, totaling $2,078,000 with IBM Credit Corporation ("ICC") to construct a master control and digital playback center, at its New York facility. As a result of certain delays, changes in equipment requirements and other factors, the original lease agreement was superseded in the fourth quarter of 1996 with a new lease which requires 36 payments of approximately $37,000, commencing on February 1, 1997. The lease obligation at December 31, 1998 and 1997 was $439,000 and $794,000, respectively. On the Closing Date, the ICC lease agreement was assigned to and assumed by Directrix.

   (b) On August 14, 1996, the Company entered into an equipment lease agreement for approximately $1.8 million of equipment from Vendor Capital Group. The lease was accounted for as a capital lease. The equipment included a Digicipher encoder and approximately 1,200 decoder boxes which were provided to the Company's cable systems customers. This equipment enabled the Company to digitally compress its domestic television networks onto one transponder, significantly improving the operating results of the Spice Networks. The lease obligation at December 31, 1998 and 1997 was $568,000 and $841,000, respectively. On February 19, 1999, the Company acquired title to the equipment by prepaying its obligations under the equipment lease and paying the purchase option. The Company contributed the Digicipher encoder to Directrix as part of the Merger.

8. Capital Transactions.

   Common Stock. On February 7, 1997, the Company reacquired 700,000 shares of its common stock in the transaction to spinoff SEG, the shares were subsequently retired in 1997 (See Note 2).

   During May 1995, the Company granted to several key executives 177,000 restricted shares of Common Stock ("Restricted Shares") the issuances of which were approved at the 1996 annual stockholders' meeting. The Restricted Shares are non-transferable with this restriction lapsing in five years. During 1997 and 1996, the Company canceled 30,000 and 44,000 Restricted Shares, respectively, as part of a termination agreement with two of the Company's then executive officers. The Company recorded unearned compensation for the portion of shares not yet vested and will recognize that amount as an expense on a pro rata basis over five years as the restriction lapses. The unamortized balance of unearned compensation at December 31, 1998 of $237,000 has been included as a reduction in stockholders' equity. The Restricted Shares held by three executive officers vested on the Closing Date.

   Preferred Stock. On January 15, 1997, as part of the Darla transaction, the Company issued 24,250 shares of Darla Preferred, with a $100 face and liquidation value per share and an 8.0% cumulative dividend,

              SPICE ENTERTAINMENT COMPANIES, INC. AND SUBSIDIARIES

                        December 31, 1998, 1997 and 1996

payable in additional shares of Darla Preferred at the Company's discretion. After two years, the Darla Preferred is convertible into Common Stock at a 10% discount from the then current market price of the Common Stock.

   On August 20, 1998, the Company elected to convert the 27,515 outstanding shares of Preferred Stock with a liquidation value of $2,751,500 into 513,905 shares of Common Stock at a conversion rate of $5.3541 per share of Common Stock.

   Warrants. On January 15, 1997, in connection with the PNC Term Loan, the Company granted PNC 597,000 warrants to acquire Common Stock at $2.06 per share and canceled the 100,000 warrants, with an exercise price of $3.88 per share, previously issued to PNC. The 597,000 warrants issued to PNC expire on March 25, 2002. On March 26, 1997, the Company granted to three consultants involved in the debt restructuring, 200,000 warrants to acquire Common Stock exercisable at a price of $3.50 per share. The warrants issued to the consultants expire on March 25, 2002.

   In 1997, the Company granted to consultants 250,000 warrants to acquire Common Stock at exercise prices ranging from $2.25 to $2.63. These warrants expire on March 25, 2002.

   On April 1, 1996, the Company granted Imperial Bank 20,000 warrants with an exercise price of $3.125 per share to purchase Common Stock in connection with the SEG term loan. On June 18, 1998, Imperial Bank exercised its warrants on a cashless basis and received 9,583 shares of Common Stock.

   During 1997, the Company canceled 118,750 warrants, granted prior to 1997, with exercise prices ranging from $3.33 to $6.50 per share.

   Changes in warrants outstanding are summarized as follows:

                                                                Warrants
                                                          ----------------------
                                                                      Exercise
                                                                        Price
                                                           Shares       Range
                                                          ---------  -----------
   Balance January 1, 1996...............................   118,750
   Granted...............................................    20,000       $3.125
   Exercised.............................................       --
   Canceled..............................................       --
                                                          ---------
   Balance December 31, 1996.............................   138,750
   Granted............................................... 1,047,000  $2.25-$3.50
   Exercised.............................................       --
   Canceled..............................................  (118,750)
                                                          ---------
   Balance December 31, 1997............................. 1,067,000
   Granted...............................................       --
   Exercised.............................................    (9,583)      $3.125
   Canceled..............................................   (10,417)      $3.125
                                                          ---------
   Balance December 31, 1998............................. 1,047,000
                                                          =========

              SPICE ENTERTAINMENT COMPANIES, INC. AND SUBSIDIARIES

                        December 31, 1998, 1997 and 1996

   At December 31, 1998, 1997 and 1996, all of the warrants outstanding on the respective dates were exercisable.

   On the Closing Date, all warrants became exercisable and were exercised by all the holders.

   Options. The Company has five stock option plans (the 1992, 1993, 1994, 1995 and the Director's Plan) (collectively the "Plans") for officers, employees, directors and consultants of the Company or any of its subsidiaries. Options granted to employees may be either incentive stock options ("ISO's") or non-ISO's; ISO's may not have an exercise price less than 100% of fair market value of the Company's common stock on the grant date and all options may not have an exercise price of less than 110% of fair market value on the grant date in the case of options granted to holders of 10% or more of the voting power of the Company's stock on the grant date. The aggregate fair market value, as determined on the grant date, of ISO's that may become exercisable in any one year can not exceed $100,000. Options canceled subsequent to issuance are returned to the Plan and are available for re-issuance as determined by the Stock Option Committee.

   The options are evidenced by a written agreement containing the above terms and any other terms and conditions consistent with the Plans that the Board of Directors of the Company (the "Board") or a committee of the Board (the "Committee") may impose. Each option, unless sooner terminated, shall expire no later than 10 years (five years in the case of ISO's granted to holders of 10% of the voting power of the Company's common stock) from the date of grant, as the Board or Committee may determine.

   The Plans in effect on December 31, 1998, 1997 and 1996 authorize the granting of stock options to purchase an aggregate of 4,000,000 shares of Common Stock, respectively. At December 31, 1998, 1997 and 1996 there were a total of 620,428, 617,410 and 126,588 shares, respectively, remaining for future grants under the four plans.

   The Directors' Plan authorizes the automatic annual issuance to each non-employee director of options to acquire 10,000 shares of Common Stock on each December 31, at an exercise price equal to the market price of the stock on that date. The plan was adopted in 1994 and authorizes the granting of a total of 100,000 stock options. At December 31, 1997, no options were available for future grant under this plan.

   On April 1, 1997, outside of the plans described above, the Company granted 600,000 options to acquire Common Stock exercisable at $2.13 per share. Mr. J. Roger Faherty, the Chairman and Chief Executive Officer of the Company, was granted 400,000 options under his employment agreement (Note 10) and the remaining options were issued to the Company's senior management.

   The Company adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, ("SFAS No. 123") "Accounting for Stock-Based Compensation". It applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its plans and does not recognize compensation expense for its stock-based compensation plans.

              SPICE ENTERTAINMENT COMPANIES, INC. AND SUBSIDIARIES

                        December 31, 1998, 1997 and 1996


   If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed by SFAS No. 123, the Company's net income (loss) and per share amounts would be reduced to the pro forma amounts indicated below for the years ended December 31:

                                               1998      1997       1996
                                             -------- ---------- -----------
   Net income (loss) attributable to Common
    Stock
     As reported............................ $679,000 $4,250,000 $(7,900,000)
     Pro forma.............................. $505,000 $3,350,000 $(9,748,000)
   Basic: income (loss) per share
     As reported............................    $0.06      $0.40      $(0.70)
     Pro forma..............................    $0.04      $0.31      $(0.86)
   Diluted: income (loss) per share
     As reported............................    $0.06      $0.36      $(0.70)
     Pro forma..............................    $0.04      $0.29      $(0.86)

   These pro forma amounts may not be representative of future disclosure because they do not take into effect pro forma compensation expense related to grants made before 1995. The fair value of these options was estimated at the date of grant using the Black-Scholes option valuation model and using assumptions for the years ended December 31, 1998, 1997 and 1996 as follows: expected volatility of 60%, 60% and 63%, respectively; risk-free interest rate of 5.6%; and expected life of seven years. The weighted average fair value of options granted during the years ended December 31, 1998, 1997 and 1996, for which the exercise price equals the market price on the grant date, was $5.00, $1.62 and $2.05, respectively.

   Transactions involving stock options are summarized as follows:

                                                             Options
                                                   -----------------------------
                                                      Stock
                                                     Options    Weighted-Average
                                                   Outstanding   Exercise Price
                                                   -----------  ----------------
   Balance at January 1, 1996.....................  2,866,013        $3.60
   Granted........................................  1,235,918         3.07
   Exercised......................................    (26,000)        1.02
   Cancelled......................................   (165,919)        4.23
                                                   ----------
   Balance at December 31, 1996...................  3,910,012         3.42
   Granted........................................    886,500         2.41
   Exercised......................................    (49,270)        2.62
   Cancelled......................................   (349,597)        3.34
                                                   ----------
   Balance at December 31, 1997...................  4,397,645         3.11
   Granted........................................      5,000         5.78
   Exercised...................................... (1,063,074)        3.39
   Cancelled......................................     (8,018)        2.53
                                                   ----------
   Balance at December 31, 1998...................  3,331,553        $3.01
                                                   ==========

              SPICE ENTERTAINMENT COMPANIES, INC. AND SUBSIDIARIES

                        December 31, 1998, 1997 and 1996


   The following table summarizes information concerning currently outstanding and exercisable stock options at December 31, 1998:

                            Options Outstanding          Options Exercisable
                      -------------------------------- ------------------------
                                   Weighted
                                    Average   Weighted             Weighted
                                   Remaining  Average              Average
     Ranges of          Number    Contractual Exercise   Number    Exercise
   Exercise Prices    Outstanding    Life      Price   Exercisable  Price
   ---------------    ----------- ----------- -------- ----------- --------
   $.83--$1.75.......    297,023  6.40 years   $1.45      247,323   $1.39
   $2.13--$2.75......  1,603,539  6.14 years    2.40    1,219,766    2.47
   $3.33--$3.88......  1,184,970  6.20 years    3.86    1,147,507    3.86
   $4.00--$5.78......    220,021  7.55 years    4.25      215,021    4.21
   $8.38--$9.25......     26,000  6.47 years    8.71       26,000    8.71

   At December 31, 1998, 1997 and 1996, there were 2,855,617, 3,757,590 and
2,859,330 options that are exercisable, respectively.

   On the Closing Date, all options became exercisable and all of the in-the-money options were exercised by their holders.

   Stockholders Rights Plan. During 1997, the Company adopted a Stockholders Rights Plan. The Stockholders Rights Plan gives the Company time to analyze a potential hostile take-over and to force a hostile acquirer to negotiate with the Board. The Stockholders Rights Plan achieves these goals by providing for the issuance of rights to each stockholder which are attached to the Common Stock. If a person acquires a specified percentage of the Common Stock or commences a tender offer for the Common Stock which has not been approved by the Board, the Board can cause the rights to detach. The detached rights give the Company's stockholders, other than the hostile acquirer, the right to acquire stock at a price that will result in a substantial reduction in the value of the hostile acquirer's Common Stock and make it much more expensive to acquire control of the Company.

9. Income Taxes.

   The components of income tax expense (benefit) follow:

                                                    Years Ended December 31,
                                                   -----------------------------
                                                     1998       1997      1996
                                                   ---------  --------  --------
   Current
     Federal...................................... $     --   $ (9,000) $ 89,000
     State and Local..............................    15,000    12,000    50,000
     Foreign......................................  (119,000)  345,000    53,000
                                                   ---------  --------  --------
                                                    (104,000)  348,000   192,000
                                                   ---------  --------  --------
   Deferred
     Federal......................................       --        --        --
     State and Local..............................       --        --        --
                                                   ---------  --------  --------
                                                         --        --        --
                                                   ---------  --------  --------
       Total Income Taxes......................... $(104,000) $348,000  $192,000
                                                   =========  ========  ========

              SPICE ENTERTAINMENT COMPANIES, INC. AND SUBSIDIARIES

                        December 31, 1998, 1997 and 1996


   The following is a reconciliation between the statutory federal income tax for each of the past three years and the Company's effective tax rate:

                                              Years Ended December 31,
                                             --------------------------------
                                               1998        1997        1996
                                             --------    --------    --------
   Income tax provision (benefit) at
    federal statutory rate.................        34 %        34 %       (34)%
   State and local income taxes net of
    federal tax benefit....................         1          --           1
   Foreign income taxes....................       (17)          1           1
   Foreign income, excluded, net of federal
    tax benefit............................        --          (1)         --
   Amortization of Goodwill................        34           5          12
   Non-deductible business meals and
    entertainment..........................         6           1           1
   Officers life insurance.................        (4)         --          --
   (Decrease) increase due to the change in
    the valuation allowance................       (69)        (37)         14
   Other items.............................        --           1           1
                                             --------    --------    --------
   Effective tax rate......................       (15)%         4 %        (4)%
                                             ========    ========    ========

   The Company's foreign subsidiaries have accumulated deficits. As such, no U.S. Federal income taxes have been provided relating to the foreign subsidiaries. The foreign income subject to foreign taxes was approximately $930,000 in 1997 and $161,000 in 1996. In 1998, there was no foreign income subject to foreign income taxes.

   As of December 31, 1998, the Company has available, for Federal income tax purposes, unused net operating loss carryforwards of $9,800,000 which may provide future tax benefits, expiring 2005. Due to a change in control of the Company that occurred in September 1990, approximately $1,118,000 of the net operating loss carryforward is subject to an annual limitation of approximately $27,000.

   At December 31, 1998, the Company assessed its past earnings history, trends and projections and, as a result of the uncertainty surrounding the use of the NOL carryforwards, reserved through the valuation allowance all of the deferred tax assets. The valuation allowance at December 31, 1998 and 1997 was $4,109,000 and $4,320,000, respectively.

              SPICE ENTERTAINMENT COMPANIES, INC. AND SUBSIDIARIES

                        December 31, 1998, 1997 and 1996


   The components of the net deferred tax assets are as follows:

                                                            December 31,
                                                       ------------------------
                                                          1998         1997
                                                       -----------  -----------
   Deferred tax assets
     Bad debts........................................ $   825,000  $   868,000
     Deferred compensation expense....................     134,000      117,000
     Net operating loss carry-forwards................   3,943,000    2,886,000
     Foreign tax carry-forwards.......................      89,000       89,000
     AMT credit carry-forward.........................     107,000      107,000
     Deferred debt restructuring costs................     346,000      947,000
     Accrual for restructuring changes................         --       280,000
     Restricted stock not vested......................     260,000      189,000
     Valuation allowance..............................  (5,015,000)  (4,320,000)
                                                       -----------  -----------
       Total deferred tax asset.......................     689,000    1,163,000
                                                       -----------  -----------
   Deferred tax liability
     Tax depreciation in excess of book...............    (689,000)  (1,163,000)
                                                       -----------  -----------
       Total deferred tax liability...................    (689,000)  (1,163,000)
                                                       -----------  -----------
     Net deferred tax assets.......................... $       --   $       --
                                                       ===========  ===========

10. Commitment and Contingencies.

   Employment Agreements. Spice and its subsidiaries entered into employment agreements with several executive officers and a consulting agreement with the Chief Financial Officer (collectively, the "Employment Agreements") in order to retain senior management and sales personnel who Spice believed were critical to the growth of the Spice Networks.

   The Employment Agreements provide that the respective executive officers are entitled to receive certain severance benefits described below if, within 18 months following a change in control of Spice, Spice terminates the employment of the executive officer. In addition, the employment agreements with Messrs. Faherty and Saril permit them to receive severance benefits if they terminate their employment for any reason within 18 months following a change in control of Spice. In each case, the amount of the parachute payment is equal to four times the executive officer's annual salary (including any bonuses and other cash compensation paid over the preceding 12 months) grossed up by the amount equal to the excise tax on any incremental income taxes payable on the grossed up amount.

   If triggered, the aggregate amount of the severance payments (without regard to any excise taxes or gross-ups) payable under the Employment Agreements would be approximately $9,713,000.

   Approximately $8,630,000 of the aggregate severance payments being made to these Spice officers will not be deductible for Federal income tax purposes.

   After the Merger, it is anticipated that none of the executive officers will continue to be employed by the Company, and that all of the executive officers will be entitled to the severance payments described above.

   The Company entered into a deferred compensation agreement with Mr. Faherty under which it is obligated to provide Mr. Faherty with retirement benefits after he reaches the age of 65 and also provides for

              SPICE ENTERTAINMENT COMPANIES, INC. AND SUBSIDIARIES

                        December 31, 1998, 1997 and 1996

early retirement benefits. The Company's obligations under this deferred compensation agreement are funded, in part, by life insurance policies on Mr. Faherty's life. As a result of the Merger, PEI will assume responsibility under this agreement and will become the owner of the life insurance policies.

   Effective December 31, 1995, Messrs. Graff and Nolan resigned as officers of the Company. Under the terms of their resignation and termination agreements, Messrs. Graff and Nolan received $350,000 per year through December 31, 1998. These costs were accrued as restructuring costs as of December 31, 1995 (See
Note 13).

   At December 31, 1998, Messrs. Faherty and Nolan had loans outstanding with the Company in the amounts of $254,000 and $90,000, respectively, which will be repaid following the Closing Date.

   Deferred Compensation. The estimated present value of future benefits is accrued over the period from the effective date of the agreements (October 1, 1992) until the expected retirement dates of the participant. The expense incurred for the years ended December 31, 1998, 1997, and 1996 amounted to $41,000, $24,000, and $71,000, respectively.

   Leases and Service Contracts. The Company leases its office facilities, satellite transponders and uplink and certain equipment. As of December 31, 1998, the aggregate minimum rental commitments under non-cancelable operating leases were approximately as follows:

                                                                      Satellite
   Years Ending                                    Office Facilities Transponder
   December 31,                           Total      and Equipment   and Uplink
   ------------                        ----------- ----------------- -----------
   1999............................... $ 8,722,000    $  526,000     $ 8,196,000
   2000...............................   8,600,000       479,000       8,121,000
   2001...............................   8,593,000       472,000       8,121,000
   2002...............................   8,549,000       428,000       8,121,000
   2003...............................   6,449,000       209,000       6,240,000
   Thereafter.........................   5,359,000       159,000       5,200,000
                                       -----------    ----------     -----------
     Total............................ $46,272,000    $2,273,000     $43,999,000
                                       ===========    ==========     ===========

   Total expense under operating leases amounted to $8,285,000, $7,691,000 and $3,220,000 for 1998, 1997 and 1996, respectively.

   Effective as of December 1995, the Company entered into a non-cancelable lease agreement for five transponders on the AT&T satellite Telstar 402R for a monthly payment of $635,000. The original term of the agreement was for the useful life of the satellite's geo-stationary orbit, estimated to be 12 years. At December 31, 1996, included in property and equipment is an asset with an original cost of $58,663,000 equal to the discounted lease payments using a discount rate of 8%.

   On January 11, 1997, as a result of AT&T losing contact with and declaring Telstar 401 permanently out of service, AT&T pre-empted one of the Company's unprotected transponders and transferred it to another AT&T customer. This resulted in the reduction of the Company's satellite transponder payments from $635,000 to $520,000 per month.

   On March 31, 1997, the Company and Loral SpaceCom Corporation ("Loral"), which acquired AT&T's satellite business, amended the Skynet Transponder Services Agreement (the "Transponder Agreement"). The term of the Transponder Agreement, which originally was to expire at the end of the satellite's useful life, was

              SPICE ENTERTAINMENT COMPANIES, INC. AND SUBSIDIARIES

                        December 31, 1998, 1997 and 1996

shortened to October 31, 2004. In consideration of the amendment, the Company granted Loral the right to pre-empt one of the Company's transponders after September 1, 1997. As a result of the amendment, the Transponder Agreement has been classified as an operating lease commencing on March 31, 1997.

   As a result of the two events described above, the Company realized a non-recurring gain of approximately $2.3 million in 1997.

   As a result of the Transponder Agreement being classified as a capital lease until March 31, 1997 (Note 7), the transponder payments totaling $1,598,000 and $7,620,000 for 1997 and 1996, respectively, were reported as a reduction of capital lease obligations. Were the Transponder Agreement classified as an operating lease from its inception, the Company would have reported additional satellite expenses of approximately $1.6 million and $7.6 million in 1997 and 1996, respectively. In addition, the Company would have reported a decrease in depreciation of $1.0 million and $5.3 million as well as a decrease in interest expense of $0.9 million and $5.0 million, respectively. On the Closing Date, the Transponder Agreement was terminated. Directrix entered into an Agreement for Skynet Transponder Services on that date for transponder services on three transponders.

   On January 19, 1998, the Company, through its HVC subsidiary, secured long-term transponder capacity on transponder 24 of the Sky Astra 1B Satellite. The lease commenced on August 1, 1998 and expires on December 31, 2002 and calls for monthly lease payments of (Pounds)75,000 or approximately $125,000.

   Contracts with Producers. The Spice Networks, The Adult Channel and The Home Video Channel have entered into contracts with producers with terms ranging from one to two years which are on a flat fee basis. Also, the Company has contracted with several major adult motion picture producers. These contracts allow the Company to license worldwide pay-TV rights in perpetuity.

   Contracts with Cable Systems. The Company has entered into affiliation agreements with numerous cable systems in the United States. The contracts have terms ranging from one to ten years with the fees to the cable systems based upon a percentage of the subscriber gross revenues, as defined in those respective agreements.

11. Significant Customer.

   On September 1, 1996, under short-term agreements, the Company began providing transponder services bundled with playback, programming and other related services to EMI. EMI owns and operates EUROTICA, a premium television network featuring explicit version adult movies which are distributed to the domestic DTH market. EMI also granted the Company an option to acquire its stock or business for $755,000 ("EMI Option"). EMI expanded its operations and, at December 31, 1998, operated four explicit television networks in the DTH market. The Company provided transponder services on three transponders and playback and other services for four of EMI's networks from the Company's master control and digital playback facility.

   In 1998, 1997 and 1996, the Company recognized revenue of $3.8 million, $4.7 million and $0.6 million, respectively, from EMI.

12. Retirement Plan.

   On January 13, 1993, the Company established a 401(k) tax deferred savings plan (the "401(k) Plan") for all employees of the Company on March 1, 1993. Employees are eligible to participate in the 401(k) Plan after completing one year of service. Eligible employees may elect to contribute up to 15% of their annual

              SPICE ENTERTAINMENT COMPANIES, INC. AND SUBSIDIARIES

                        December 31, 1998, 1997 and 1996

compensation to the 401(k) Plan, up to the maximum allowed by law. The Company declared for 1998 and 1997 discretionary matching contributions equal to 25% of employees' contributions. For the years ended December 31, 1998 and 1997, the Company incurred 401(k) contribution expenses of $48,000 and $26,000, respectively. The Company made no matching discretionary contribution during the year ended December 31, 1996.

13. Restructuring Reserve.

   In December 1995, the Company entered into a restructuring plan for certain operating units and its corporate management. Two executives, Mr. Mark Graff and Mr. Leland H. Nolan also resigned as officers of the Company effective December 31, 1995. Messrs. Graff and Nolan have signed separation agreements which are in force through 1998 (Note 10). As a result of this restructuring, the Company took a pretax charge of $3,655,000 in 1995, including the separation costs for approximately 50 employees.

   The accrued restructuring reserve is comprised of corporate level restructuring and the suspension of production activities formerly conducted by CPV. Each component involved contraction of the Company's workforce and facilities and other miscellaneous costs associated with the restructuring. The activity of each component for the years 1996 and 1997 were as follows:

                                         Corporate                 CPV
                                  ----------------------- ---------------------
                                             Facilities &          Facilities &
                                   Salaries     Other     Salaries    Other
                                  ---------- ------------ -------- ------------
Balance: January 1, 1996......... $2,750,000   $250,000   $464,000   $191,000
Less: Cash Outflows..............  1,301,000    179,000    464,000    191,000
                                  ----------   --------   --------   --------

Balance: December 31, 1996.......  1,449,000     71,000        --         --
Less: Cash Outflows..............    749,000     71,000        --         --
                                  ----------   --------   --------   --------

Balance December 31, 1997........    700,000        --         --         --
Less: Cash Outflows..............    700,000        --         --         --
                                  ----------   --------   --------   --------

Balance: December 31, 1998....... $      --    $    --    $    --    $    --
                                  ==========   ========   ========   ========